Exhibit 10.40

July 23, 2003

Joseph DeVivo

1030 Ocean Vista Lane

Santa Barbara, CA 93111

Dear Joe:

On behalf of RITA Medical Systems, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company. You will be working out of the Company’s headquarters in Mountain View, California. Your duties and responsibilities shall include general oversight and management of the Company and responsibility for the day-to-day operations of the Company as well as other duties the Company’s Board of Directors may reasonably assign to you consistent with your position with the Company.

1.    Compensation.

a.    Base Wage.    In this exempt position, you will earn a starting salary of $21,666.67 per month, which is equivalent to $260,000 on an annualized basis, subject to applicable tax withholding. Your salary will be payable pursuant to the Company’s regular payroll policy.

b.    Incentive Compensation.    You will be eligible to earn an incentive bonus in 2004 of up to 40% (the “Base Bonus”) (and in certain circumstances to be determined by the Company’s Compensation Committee of the Board of Directors, up to 65% (the “Stretch Bonus”)) of the salary that is paid to you from January 1, 2004 to December 31, 2004, subject to the attainment of Company and individual performance objectives set forth by the Company’s Compensation Committee of the Board of Directors and provided that you are an employee of the Company through December 31, 2004. The Company’s Compensation Committee of the Board of Directors will determine these objectives and the related portion of the bonus attributable to such objectives, in consultation with you, within 60 days after January 1, 2004; provided, however if you are an employee of the Company through December 31, 2004, the Company will pay you $40,000 of the Base Bonus (such amount, the “Minimum 2004 Bonus”) whether or not any of these objectives are obtained. To the extent that the Company’s Compensation Committee of the Board of Directors determines that any or all of these objectives have been attained and provided that you are an employee of the Company through December 31, 2004, the Company will pay to you the related portion of the bonus attributable to such attained objectives (and in any event at least the Minimum 2004 Bonus), less applicable withholding taxes, on or before March 31, 2005.

c.    Signing Bonus.    The Company will pay to you a $100,000 bonus payment, less applicable withholding taxes (the “Signing Bonus”), on the Company’s first regularly scheduled pay period after your Start Date (as defined below). If your employment with the Company is terminated voluntarily by the employee on or before the first anniversary of your Start Date, you shall promptly, and in any event within 5 days, after your date of termination, repay to the Company the Signing Bonus. If the employment with the Company is terminated voluntarily by the employee after the first anniversary and before the second anniversary of your Start Date, you shall promptly pay 50% of the signing bonus, and in any event within 5 days, after your date of termination.

d.    Annual Review.    Your base salary will be reviewed as part of the Company’s normal annual salary review process.

2.    Employee Benefits.

a.    Paid Time Off.    You will be eligible to accrue up to 15 days of paid vacation per calendar year, pro-rated for the remainder of this calendar year. Vacation accrues as follows: five (5) hours accrue per pay period from your Start Date.

b.    Group Plans.    The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, vision, life and long-term disability insurance, subject to any eligibility requirements imposed by such plans.

c.    401K Retirement Plan.    You will be eligible to participate in the Company’s employee-contribution 401K Retirement Plan beginning on October 1, provided that you have been employed with the Company for at least 30 days.

d.    Employee Stock Purchase Plan.    You will be eligible to participate in the Company’s Employee Stock Purchase Plan beginning on the first February 1 or August 1 following commencement of your employment.

e.    Relocation Expenses.    The Company (A) will reimburse you for, or pay directly, your expenses incurred in relocating from Santa Barbara to the San Francisco Bay Area, which reimbursement shall not exceed $27,000 without the prior approval of the Company’s Compensation Committee of the Board of Directors, and (B) will pay to you a full gross-up on any taxes that you are required to pay on such reimbursement of relocation expenses (the “Relocation Package”). You shall be entitled to use the Relocation Package to pay for any rent, moving or home purchase expenses incurred during the first 90 days of your employment with the Company as a result of your personal relocation and/or your family’s relocation to the San Francisco Bay Area. Payment of any amount of the Relocation Package is contingent upon your submission of original receipts to the Company. Any amounts of the Relocation Package owed to you will be paid within 30 days after the Company’s receipt of your substantiated reimbursement request.

3.    Equity Award.

a.    Stock Option.    In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 692,175 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The Option shares will vest and become exercisable at the rate of 25% of the total number of shares on the 12-month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2000 Incentive Stock Option Plan and the Stock Option Agreement between you and the Company. Furthermore, after a Change of Control (as defined in the COC Agreement), the Option (to the extent vested) shall be exercisable by you for up to 18 months after the date of the termination of your employment with the Company (or its successor), provided that you shall not be able to exercise the Option after the date that is 10 years from the date of grant thereof.

b.    Acceleration Benefit.

i.    Subject to the approval of the Board of Directors, the Option will be subject to the terms and conditions of the Company’s standard form of Change of Control Agreement, a form of which is enclosed for your review (the “COC Agreement”), accelerated vesting upon a Change of Control only as explicitly set forth in the COC Agreement.

ii.    Furthermore, subject to the approval of the Board of Directors, if, prior to the first anniversary of your Start Date, your employment with the Company is terminated without Cause, then as of the date your employment with the Company is terminated without Cause, you shall be vested and able to exercise that number of shares subject to the Option equal to the product of (1) the total shares subject to the Option times (2) the following ratio: (A) the total number of full months from your Start Date to the date your employment is terminated without Cause divided by (B) 48.

4.    Pre-employment Conditions.

a.    Confidentiality Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b.    Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c.    Verification of Information.    This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

5.    No Conflicting Obligations.    You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.    General Obligations.    As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this equal employment opportunity statement should be directed to the Company’s Human Resources.

7.    At-Will Employment.    Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

8.    Severance Benefits.    In no way limiting the Company’s policy of employment at-will, if your employment is terminated as a result of an Involuntary Termination, and other than as a result of your death or disability, the Company will offer certain severance benefits to you. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

a.    Cash Payments.    The Company will provide you with severance equal to your then-current regular base salary, paid out over the Company’s regular payroll schedule following the effective date of your release until the earlier of (A) the first anniversary of the date of your termination without Cause or (B) the date on which you accept an offer of employment or consulting relationship which constitutes the equivalent of a full-time position or compensates you at a level equal to the level of compensation provided by the Company at the date of your termination by the Company without Cause (the period from the effective date of your release until the earlier of the dates in clauses (A) and (B), the “Severance Period”). This salary continuation is conditioned on your confirmation, to the Company’s satisfaction, that you are actively seeking such an employment or consulting relationship. For purposes of this paragraph, “full-time employment” shall be defined as at least 35 hours per week of compensated labor, including consulting or other contract work. You shall promptly and in any event within three days notify that Company if you accept such an employment or consulting relationship.

b.    Continued Medical Coverage.    As further consideration, if you timely elect continued group medical insurance coverage pursuant to COBRA or Cal-COBRA (as applicable), the Company will reimburse you for the applicable premiums for you and your eligible dependents during the Severance Period.

9.    Limitation on Payments.

a.    In the event that the severance benefits provided for in this letter (including the COC Agreement) to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the your benefits under this letter (and the COC Agreement) shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this letter (and the COC Agreement), notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 9 (or Section 4 of the COC Agreement) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 9 (or Section 4 of the COC Agreement), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9 (and Section 4 of the COC Agreement).

b.    The payment of severance benefits provided for in this letter (including the COC Agreement) shall be subject to all applicable income, employment and social tax rules and regulations.

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before the date that is seven days after the date of this letter. The Company requests that you begin work in this new position on or before August 1, 2003. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”). This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours, RITA MEDICAL SYSTEMS, INC.

By:	/s/ Vincent Bucci
Vincent Bucci, Chairman of the Board

ACCEPTED AND AGREED:

JOSEPH DEVIVO

/s/ Joseph DeVivo
Signature

7/23/03
Date

☐    I hereby waive my right to receive any public records as described above.

Anticipated Start Date:	8/1/03

Attachment A: Form of Change of Control Agreement

Attachment B: Confidential Information and Invention Assignment Agreement